[ EXHIBIT 21 ]

                                  SUBSIDIARIES

International Star Inc. has one subsidiary, as follows:

  Qwik Track, Inc., incorporated in Nevada October 1, 2001.


The company's former Pita King Bakeries International, Inc. subsidiary was sold December 31, 2004.